Exhibit 99.1

Contact:	Tabrina Davis ComEd Media Relations (312) 394-3500
Passage of Rate Freeze Extension Bill Would
Set Illinois on a Dangerous Course
Bill disregards unanimous ICC ruling on electricity procurement;
Enactment would result in serious consequences for Illinois utilities and consumers
CHICAGO (February 20, 2006) – If passed into law, a proposal calling for an extension on the current electric utility rate freeze would have serious consequences for every resident and business in Illinois, ComEd Chairman and CEO Frank M. Clark said today.
“Freezing rates when ComEd’s costs to buy power are increasing would be irresponsible public policy and would have a profound impact on our state,” said Clark. “Without the ability to recover the increased costs for power, ComEd’s financial viability will be immediately threatened, potentially triggering a crisis not seen in this country since the California energy crisis of 2001.”
A rate freeze extension would create a “buy high, sell low” scenario for ComEd that would put the company in immediate risk of a financial crisis, threaten the future reliability of electricity service and ultimately increase costs for consumers.
With ComEd’s financial condition weakened by an extension of the rate freeze, access to capital would be more expensive and would result in higher overall costs for the company and for consumers. In that event, suppliers in the wholesale electricity market would be reluctant to do business with ComEd since payment from the company would be uncertain. The result would be higher costs for wholesale power that would ultimately be paid for by consumers.
If the proposed legislation is enacted, the situation could also have negative consequences on reliability. With a revenue shortfall in 2007 projected at $3 million per day, ComEd would find it difficult to make the needed investments in the electricity grid that now serves 3.7 million customers across Northern Illinois.
“It’s disingenuous for anyone to argue that should the rate freeze be extended, ComEd could lose $3 million a day and it would have no effect on our ability to run our business,” said Clark.
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Propose Rate Freeze Extension/Page 2
The impact of a rate freeze extension would be similar to the California energy crisis of 2001 where utilities were forced to buy energy for more than they could collect from consumers. One California utility went bankrupt in a matter of months as a result. California ratepayers ended up footing the bill for this policy miscalculation. Studies suggest the economic impact of the California energy crisis on business to be $21 billion and a loss of 135,000 jobs.
Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.2 million customers and more than $15 billion in annual revenues. ComEd provides service to approximately 3.7 million customers across Northern Illinois, or 70 percent of the state’s population.
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